Exhibit 99.1

CKX Lands, Inc.

Physical Address

2417 Shell Beach Drive

Lake Charles, Louisiana 70601

Mailing Address

PO Box 1864

Lake Charles, LA 70602

(337) 493-2399

www.ckxlands.com

Contact: William G. Stream

President and Treasurer

(337) 493-2399

CKX LANDS ANNOUNCES RETIREMENT OF DIRECTOR MICHAEL WHITE; LANE LAMURE ELECTED

TO THE BOARD OF DIRECTORS

LAKE CHARLES, La. (August 10, 2021) — CKX Lands, Inc. (NYSE American: CKX) (“CKX” or the “Company”), today announced that effective August 4, 2021 Michael White has retired from his position as a Director of the Company. “It has been a pleasure to serve on the CKX Board of Directors for the past eight years. I am very pleased with management’s thoughtful stewardship of CKX’s assets, and also with the Company’s continued focus on creating value for shareholders,” said Mr. White.

CKX Lands also reported today that effective August 5, 2021 Lane T. LaMure has been appointed Director to replace Mr. White. Mr. LaMure brings over two decades of real estate investment and capital markets experience. “I am honored to serve on the Board and look forward to working with CKX Land's management team to advance the company's initiatives for growing shareholder value,” commented Mr. LaMure.

CKX President Gray Stream added, “Michael’s leadership on the Board will certainly be missed, but we are also very excited to welcome Lane as a Director. He brings a fresh perspective and a tremendous amount of talent and experience to the CKX Board.”

Lane LaMure has over 20 years of public and private investment experience, most recently as the founder of Enlight Capital, a private investment advisor to high profile family offices and individuals. Previously, Mr. LaMure has held executive positions at public and private investment funds, where he focused on real estate and real estate-related investment opportunities. Mr. LaMure holds MA and PhD degrees in Government from Harvard University, an MBA from the Harvard Business School, and BA and MA degrees in Political Science from Emory University. Mr. White added: “I am excited that the Board has appointed Lane. I believe he is going to be a great addition to the Board.”